Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Marco Community Bancorp, Inc. (the “Company”) on Form S-8 of our report appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2004 and of our reports, appearing in and in incorporated by reference in the Quarterly Reports on Form 10-QSB of the Company for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

December 13, 2005